As filed with the Securities and Exchange Commission on November 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LESLIE’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8397425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2005 East Indian School Road

Phoenix, Arizona 85016

(602) 366-3999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad A. Gazaway

Chief Legal Officer and Corporate Secretary

Leslie’s, Inc.

2005 East Indian School Road

Phoenix, Arizona 85016

(602) 366-3999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Bellah Maguire

Peter W. Wardle

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

(213) 229-7242

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	56,589,067	$22.99	$1,300,982,650.33	$120,602

(1)

The shares of common stock will be offered for resale by the selling stockholders named herein pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of a share of common stock on The Nasdaq Global Select Market on November 8, 2021, which was $22.99.

PROSPECTUS

56,589,067 Shares

Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 56,589,067 shares of our common stock.

We are not offering or selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may offer and sell the shares of common stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, or at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 18. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “LESL.” On November 12, 2021, the last reported sales price of a share of our common stock on Nasdaq was $23.67.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” on page 10 of this prospectus as well as the risk factors and other information contained in the applicable prospectus supplement, any related free writing prospectus, and in the documents we incorporate by reference into this prospectus or applicable prospectus supplement. See “Where You Can Find More Information.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated November 15, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may offer and sell the common stock described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference,” before investing in the common stock offered.

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell our common stock. You should not assume that the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference, is accurate as of any date other than the dates of those documents regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.

In this prospectus, unless expressly indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “Leslie’s,” “the Company,” and “our Company” refer to Leslie’s, Inc., a Delaware corporation, and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic and current reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

We also furnish our stockholders with annual reports containing our consolidated financial statements audited by our independent registered public accounting firm and quarterly reports containing our unaudited consolidated financial information. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website at https://www.lesliespool.com/. Information contained on, or accessible through, our website is not a part of this prospectus and you should not rely on that information when making a decision to invest in our common stock.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 3, 2020, filed with the SEC on December 23, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended January 2, 2021, April 3, 2021, and July 3, 2021 filed with the SEC on February 8, 2021, May 10, 2021, and August 6, 2021, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on November 2, 2020, March 10, 2021, August 13, 2021 and October 26, 2021.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Leslie’s, Inc., 2005 East Indian School Road, Phoenix, AZ 85016, telephone: (602) 366-3999. You also may access these filings on our website at www.lesliespool.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Our actual results could differ materially from those indicated in these forward-looking statements for a variety of reasons, including, among others:

•	our ability to execute on our growth strategies;

•	our ability to maintain favorable relationships with suppliers and manufacturers;

•	competition from mass merchants and specialty retailers;

•	impacts on our business from the sensitivity of our business to weather conditions, changes in the economy, and the housing market;

•	our ability to implement technology initiatives that deliver the anticipated benefits, without disrupting our operations;

•	regulatory changes and development affecting our current and future products;

•	our ability to obtain additional capital to finance operations;

•	commodity price inflation and deflation;

•	impacts on our business from the COVID-19 pandemic; and

•	other risks and uncertainties, including those listed in the section titled “Risk Factors.”

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” in any accompanying prospectus supplement and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended October 3, 2020, our Quarterly Report on Form 10-Q for the quarter ended January 2, 2021, our Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, which are incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus and any accompanying prospectus supplement are based on events or circumstances as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

You should read this prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

ABOUT LESLIE’S, INC.

We are the largest and most trusted direct-to-consumer brand in the $11 billion United States pool and spa care industry, serving residential, professional, and commercial consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of 952 branded locations and a robust digital platform. We command a market-leading share of nearly 15% of residential aftermarket product spend as of 2020, which represents an increase of approximately 600 basis points since 2010, our physical network is larger than the sum of our twenty largest competitors, and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. Over the last five fiscal years, we have spent more than $70 million in foundational investments across new technologies and capabilities focused on transforming our consumer experience and advancing our industry leadership. The unprecedented scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States—capabilities no competitor can match.

The aftermarket pool and spa care industry is one of the most fundamentally attractive consumer categories given its scale, predictability, and growth outlook. Since 1970, when industry market data was first collected, the market has demonstrated consistent growth due to the non-discretionary nature of ongoing water treatment to maintain safe, sanitized water. Without proper ongoing maintenance, water quality quickly degrades, yielding unsafe conditions and risking equipment failure. As a result, each pool and spa represents an annuity-like stream of chemical, equipment, and service revenue for their average life span of over 25 years. We estimate the average in-ground pool owner spends $24,000 or more on maintenance products and services over the life of a pool. According to P.K. Data, the United States market is comprised of a growing installed base of more than 14 million pools and spas, and the installed base of residential in ground pools has grown every year for at least 50 years. The industry generated over $11 billion in estimated revenue during 2020 and grew at an estimated 5.1% CAGR from 2015 to 2020.

The industry is currently experiencing a significant increase in demand, as the COVID-19 pandemic has accelerated secular trends in consumer behavior. Consumers are increasingly focused on outdoor living, healthy lifestyles, sanitization and safety, migrating to lower density communities, and spending more time at home, all of which are fundamentally changing their spending patterns. In particular, the stay-at-home reality of the pandemic has led to significant growth in new pool installations and pool usage. Based on research performed by P.K. Data, new pool installations grew by 23% in 2020. This significant increase in new pool construction activity represents a permanent increase in demand for aftermarket products and services. Over 200,000 new in ground pools are expected to be constructed in 2021 and 2022, representing over $5 billion in estimated lifetime maintenance spend. While our business is not dependent on new pool construction, we believe we are uniquely positioned to capture a meaningful portion of the related aftermarket spend.

Given we play primarily in the aftermarket business, we have a highly predictable, recurring revenue model, as evidenced by our 57 consecutive years of sales growth. Approximately 80% of our assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas. Our assortment includes chemicals, equipment and parts, cleaning and maintenance equipment, and safety, recreational, and fitness-related products. We also offer important, essential services, such as equipment installation and repair for residential and commercial consumers. Consumers receive the benefit of extended vendor warranties when purchasing product through our locations or when our certified in-field technicians install or repair equipment on-site. We also offer complimentary, commercial-grade, in-store water testing and analysis via our proprietary AccuBlue® system, which increases consumer engagement, conversion, basket size, and loyalty, resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over our history, positioning us as the most trusted water treatment solutions provider in the industry. Due to the non-discretionary nature of our products and services, our business has historically delivered strong, uninterrupted growth and profitability in all market environments, including the Great Recession and the COVID-19 pandemic. Our growth has recently accelerated with sales growth of 19.8% for fiscal year 2020 and sales growth of 28.1% for the first 39 weeks of fiscal year 2021 when compared to the prior year periods.

57 Years of Leadership and Disruptive Innovation in Pool & Spa Care

Since our founding in 1963, we have been the leading innovator in our category and have provided our consumers with the most advanced pool and spa care available. As we have scaled, we have leveraged our competitive advantages to strategically reinvest in our business and intellectual property to develop new, value-added capabilities that allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves or rely on a professional, whatever the nature of their need may be, and however they wish to engage with us.

Legacy of Innovation

Over our 57-year history, we have introduced innovative ways to serve pool and spa owners and the professionals who care for their pools and spas.

Owned and Exclusive Brands. Since our inception in 1963, we have offered a portfolio of owned and exclusive brands. We continue to expand our selection of exclusive offerings through innovation, most recently with the launch of the Jacuzzi® and our RightFit® brands in 2016. Our exclusive brands and products account for approximately 55% of total sales and 80% of chemical sales. These proprietary brands and custom-formulated products are only available through our integrated platform and offer professional-grade quality to our consumers, while allowing us to achieve higher gross margins relative to sales of third-party products.

Complimentary and Proprietary Water Testing. We pioneered complimentary in-store water testing, and over the course of our history have conducted over 40 million tests, which has helped us establish relationships, cultivate loyalty, and drive attractive lifetime value with our consumers as they rely on us for their water treatment needs. We have found that consumers who regularly test their water with us spend more with us per year than other consumers, and we believe that these consumers experience significantly fewer days where their pools are out of commission.

Complimentary In-Store Repair. We provide complimentary in-store equipment repair, which we offer to all consumers with the purchase of Leslie’s replacement parts. Over the last fifteen years, we have conducted more than one million in-store repairs.

In-Field Services. We employ the industry’s largest in-field service network, consisting of more than 200 pool and spa care service professionals who have the expertise to provide essential, on-site equipment installation and repair services for residential and commercial consumers throughout the continental United States.

Loyalty Program. In 2014, we launched the industry’s first loyalty program, which helps track loyalty members’ water treatment history and prescriptions and rewards them for shopping with us. As of October 3, 2020, our loyalty program has more than 3.3 million members, up more than 50% from 2.1 million active members as of September 2018. Our loyalty members spend twice as much with us on average compared to our other consumers. In May 2021, we launched our updated loyalty program, Pool Perks, in order to offer more value-added features to further drive member enrollment and engagement.

Professional Market. In 2015, we made the strategic decision to resource this channel and accelerate sales growth to professional consumers. Through acquisitions, technology investments, and increased utilization of our integrated network we drove a sales CAGR of over 20% through fiscal year 2020. Our differentiated go-to-market model includes 952 convenient locations, including dedicated Leslie’s PRO locations in certain markets, extended operating hours, expansive product offering through our online platforms, multiple fulfillment capabilities, and the ability to provide pool professionals with referrals to residential consumers. Despite our strong growth, our penetration in the professional market remains modest with an estimated market share of less than 10%.

Leslie’s Evolution in the Digital World

Over the last five years, we have spent more than $70 million investing in new service offerings and digital capabilities that have modernized how consumers take care of their pools and spas.

Digital Network. We have built the largest digital presence in the industry. Our complementary platform of branded proprietary e-commerce websites and marketplace storefronts allows us to seamlessly serve the needs of all digital consumers through curated pricing and targeted merchandising strategies. In addition to our owned e-commerce websites, approximately 40% of our digital sales take place through online marketplaces. In all, our digital network is strategically designed to maximize total profitability. Our digital sales have grown at a CAGR of more than 35% between fiscal year 2015 and fiscal year 2020, and represented 26% of our total sales in fiscal year 2020, up from 8% in fiscal year 2015.

Mobile App. In 2018, we introduced a custom-designed mobile app that allows consumers to create a personalized pool profile, sync in-store prescriptions, and monitor the performance of at-home water tests. As of April 2021, the mobile app had more than half a million downloads and an average user rating of 4.6/5.0. We plan to continue enhancing this critical element of our network by introducing new features, including transaction capabilities.

Consumer-Centric Integrated Ecosystem. We architected a consumer-centric integrated ecosystem comprised of our physical network of 952 branded locations and a robust, data-driven digital platform. Over the last two years, we have invested in new capabilities, including global inventory visibility, buy online pick-up in store (“BOPIS”), buy online return in store (“BORIS”), and ship from store (“SFS”), all of which were introduced in 2021. With our integrated physical and digital network, we will have the unique advantage of being able to reach all consumers in the continental United States in less than 24 hours, whether they are homeowners, pool and spa professionals, or commercial pool operators, whenever, wherever, and however they prefer to shop.

AccuBlue® Water Testing & Prescription Service. In January 2020, we launched our AccuBlue® in-store water testing device and enhanced water testing experience. AccuBlue®, which features exclusive and proprietary software that incorporates our 57 years of accumulated water treatment expertise, automates and gamifies the water testing experience, driving enhanced accuracy, higher throughput, greater consumer engagement, and increased consumer adherence to prescription recommendations. Locations that have been equipped with AccuBlue® are growing sales at a faster rate than our other locations, supported by an increase in number of water tests performed, an improved conversion rate, and an increase in number of products prescribed per test which has resulted in greater units per transaction. In December 2020, we completed the rollout of AccuBlue® across our physical network.

Highly Experienced and Visionary Management Team. Over the last five years, we have built a diverse, multi-disciplinary management team to drive our consumer-first, digitally enabled growth. Since 2018, three of our seven senior leaders have joined our organization, bringing new expertise and capabilities that are highly complementary and synergistic with our core industry expertise that we have accumulated over decades.

Innovating the Future of Pool and Spa Care

As we look forward, we are committed to better serving our digital-first consumer by introducing an expanded portfolio of connected pool and spa products and services. We believe that we are uniquely positioned to leverage our market-leadership to continue to disrupt the pool and spa care category and further distance ourselves from our competition.

AccuBlue HomeTM Subscription. We are actively developing new technologies that seek to fundamentally change the way all consumers, whether a novice or an expert, care for their pools and spas. Through a new AccuBlue HomeTM subscription offering, we leverage our proprietary water diagnostics software to convert on-demand test results into actionable prescriptions and treatment plans tailored to the specific size and conditions of a consumer’s pool or spa, which we can seamlessly and automatically fulfill through our integrated network. We launched the pilot of our AccuBlue Home program in June 2021.

Certified Pool Maintenance Offering. We are assembling a strategic network of qualified pool professionals to extend the Leslie’s brand into on-site water maintenance, completing our suite of service offerings in the residential pool ecosystem.

Ongoing R&D. We continue to leverage our intellectual property and differentiated strategic position to be the innovator and disruptor in our industry. We plan to strategically reinvest in our business and bring to market new products and services that will continue to improve our ability to serve our consumers and win in the marketplace. In addition to our internal efforts, as the most recognized and trusted authority in the industry with the most direct access and deepest relationships with pool and spa owners, we continue to receive unsolicited opportunities from third parties to introduce to the market and commercialize new products and services on an exclusive basis.

Corporate Information

We were incorporated as a Delaware corporation on February 6, 2007.

Our principal executive offices are located at 2005 East Indian School Road, Phoenix, Arizona 85016 and our telephone number is (602) 366-3999. We maintain a website at the address www.lesliespool.com. Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on that information when making a decision to invest in our common stock.

Leslie’s®, AccuBlue®, MyLife®, and other trademarks, trade names or service marks of Leslie’s, Inc. appearing in this prospectus are the property of Leslie’s, Inc. All other trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

RISK FACTORS

Uncertainties described in this prospectus and any accompanying prospectus supplement, including, without limitation, the risk factors set forth in our Annual Report on Form 10-K for the year ended October 3, 2020, as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, and the risk factors described in any applicable prospectus supplement, before making an investment decision and other filings we make with the SEC from time to time, which are incorporated by reference herein, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition, results of operations, cash flows and prospects, and your investment in the offered securities, could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any shares of common stock under this prospectus. The selling stockholders will pay any underwriting, broker-dealer or agent discounts, concessions and commissions and expenses incurred by the selling stockholders for accounting, tax, and legal services and any other expenses incurred by the selling stockholders in disposing of the shares of common stock, unless otherwise agreed to by us. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS

We are registering the resale of 56,589,067 shares of common stock to permit each of such selling stockholders to resell such shares, as set forth in the table below, in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus. The shares covered by this prospectus may be offered from time to time by the selling stockholders.

The selling stockholders may sell some, all or none of their shares of common stock covered by this prospectus. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. As a result, we cannot estimate the number of shares of common stock covered by this prospectus each of the selling stockholders will own in the future.

The table below sets forth the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, as well as each selling stockholder’s beneficial ownership of our common stock prior to and following their sale of shares covered by this prospectus. Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power over securities. The information is not necessarily indicative of beneficial ownership for any other purpose. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of restricted stock units and stock options that are exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the restricted stock units or stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

All information with respect to common stock ownership of the selling stockholders was furnished by each of the selling stockholders and is as of November 12, 2021, and assumes 189,879,835 shares of common stock outstanding as of November 12, 2021. We believe, based on the information furnished to us that each of the selling stockholders has sole voting and dispositive power with respect to all shares of common stock shown that it beneficially owns, subject to community property laws where applicable.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After this Offering
	Number	Percentage		Number	Percentage
Entities Affiliated with L Catterton(1)	31,760,419	16.7%	31,760,419	—	—%
Explorer Investment Pte. Ltd.(2)	19,229,919	10.1%	19,229,919	—	—%
Steven L. Ortega	2,230,867	1.2%	2,230,867	—	—%
Michael R. Egeck	1,708,685	*	1,708,685	—	—%
Steven M. Weddell	1,386,377	*	1,386,377	—	—%
Paula R. Baker	151,171	*	151,171	—	—%
Yolanda Daniel	7,353	*	7,353	—	—%
Jodeen Kozlak	7,353	*	7,353	—	—%
Eric Kufel	41,775	*	41,775	—	—%
Susan O’Farrell	7,353	*	7,353	—	—%
John Strain	57,795	*	57,795	—	—%

*	Represents less than 1%

(1)

All of the shares of common stock are held by Bubbles Investor Aggregator, L.P. (“Bubbles Aggregator”). C8 Management, L.L.C. is the general partner of Bubbles Aggregator, and the management of C8 Management, L.L.C. is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of C8 Management, L.L.C. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by the entities affiliated with Catterton Management Company, L.L.C., but each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities and individuals mentioned in this footnote is 599 West Putnam Avenue, Greenwich, CT 06830.

(2)

Explorer Investment Pte. Ltd. (the “GIC Investor”) shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our fifth amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the fifth amended and restated certificate of incorporation and the amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our fifth amended and restated certificate of incorporation authorizes shares of common stock and undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 1,001,000,000 shares, all with a par value of $0.001 per share, of which:

•	1 billion shares are designated as common stock; and

•	1 million shares are designated as preferred stock.

As of November 12, 2021, we had outstanding:

•	189,879,835 shares of common stock; and

•	no shares of preferred stock.

As of November 12, 2021, there were approximately 10 stockholders of record, although there is a much larger number of beneficial holders. The actual number of stockholders is greater than the number of record holders stated above, and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. Our board of directors is authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.

Common Stock

Voting Rights

The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Holders of shares of our common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders.

Our fifth amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise expressly provided in our fifth amended and restated certificate of incorporation or required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends and Distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the board of directors from time to time with respect to the common stock out of assets or funds of the Company legally available therefor.

Liquidation Rights.    On our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of the Company of whatever kind available for distribution to the holders of common stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Under our fifth amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 1 million shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plan to issue any shares of preferred stock.

Registration Rights

In connection with the IPO, we entered into an agreement that provides that certain holders of our capital stock have certain registration rights and are subject to certain transfer restrictions. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights” in our Annual Report on Form 10-K for the year ended October 3, 2020, which is incorporated by reference herein.

Anti-Takeover Provisions

Stockholder Action; Special Meeting of Stockholders

Our fifth amended and restated certificate of incorporation and amended and restated bylaws provide that, from and after the Trigger Event, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders, provided, however, that any action required or permitted to be taken by the holders of preferred stock may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock. Our fifth amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Trigger Event, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board or our board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

Our fifth amended and restated certificate of incorporation provides that our board of directors will be classified into three classes of directors, each of which will hold office for staggered three-year terms. In addition, from and after the Trigger Event, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See the section titled “Directors, Executive Officers and Corporate Governance—Composition of the Board of Directors and Election of Directors” in our Annual Report on Form 10-K for the year ended October 3, 2020, which is incorporated by reference herein.

Board of Directors Vacancies

Our fifth amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our fifth amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

From and after the Trigger Event, amendments to certain provisions of our fifth amended and restated certificate of incorporation regarding the amendment of our fifth amended and restated certificate of incorporation, the composition and authority of our board of directors, the election and removal of directors, limitations of director liability, stockholder meetings, corporate opportunities, choice of forum and the interpretation of our fifth amended and restated certificate of incorporation will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Our amended and restated bylaws authorize the board of directors to amend our bylaws without the assent or vote of shareholders, provided that, from and after the Trigger Event, stockholders may amend the bylaws with the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Choice of Forum

Our fifth amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against us or our directors or officers arising under the DGCL or our fifth amended and restated certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of our fifth amended and restated certificate of incorporation or our amended and restated bylaws; (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; or (vi) any action asserting a claim against us or our directors or officers that is governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, unless we consent in writing to the selection of an alternative forum. Unless we consent in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or our directors or officers. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the fifth amended and restated certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision in our fifth amended and restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the fifth amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Exchange

Our common stock is listed on Nasdaq under the symbol “LESL.”

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the shares of common stock on behalf of the selling stockholders pursuant to the terms of the Registration Rights Agreements we entered into with the selling stockholders in connection with the Private Placement.

Any or all of the selling stockholders may offer the shares of common stock from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares of common stock they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or partners, as an assignee, transferee or other successor-in-interest, or in another private transaction.

Types of Sale Transactions

The selling stockholders may sell the shares of common stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales of shares of our common stock by the selling stockholders may occur from time to time in one or more of the following types of transactions (which may involve crosses or block transactions):

•	through Nasdaq or any other securities exchange that quotes the common stock;

•	in the over-the-counter market;

•	in transactions other than on those exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

•	in short sales (sales of shares completed by delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock;

•	in a combination of any of the above transactions; or

•	any other method permitted pursuant to applicable law.

Selling stockholders may enter into hedging transactions from time to time in which a selling stockholder may:

•

enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•

enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholder’s agent in the resale of the shares of common stock by the selling stockholder, or the securities firm may purchase shares of our common stock from the selling stockholder as principal and thereafter resell those shares from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed.

The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act, and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

Instead of selling shares of common stock under this prospectus, the selling stockholders may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Regulation M

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.

Expenses of this Offering

We have agreed to pay certain expenses incurred in connection with the registration and sale of the shares of common stock covered by this prospectus, including, among other things, all registration and filing fees (including SEC, Nasdaq and blue sky registration and filing fees), printing expenses, the fees and disbursements of our outside counsel and independent accountants, and the reasonable fees and disbursements of one counsel for each of the selling stockholders or its permitted transferees, but excluding any other expenses of the selling stockholders or underwriting commissions.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Leslie’s, Inc. appearing in Leslie’s, Inc.’s Annual Report on Form 10-K for the year ended October 3, 2020 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

56,589,067 Shares

Leslie’s Inc.

Common Stock

PROSPECTUS

November 15, 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than underwriting discounts and commission, paid or payable by the registrant in connection with this offering. The selling stockholders will pay any underwriting discounts and commissions and other fees and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares, unless otherwise agreed to by the registrant. The registrant will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All amounts shown are estimates except for the SEC registration fee.

Amount To Be Paid
SEC registration fee	$120,602

Legal fees and expenses	$125,000

Accounting fees and expenses	$25,000

Print and engraving expenses	$25,000

Miscellaneous expenses	$25,000

Total	$320,602

Item 15. Indemnification of Directors and Officers.

Limitation of Personal Liability of Directors and Indemnification

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our fifth amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding; and provided, further, that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

In addition, our fifth amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. Under our bylaws, we are also expressly required to advance certain expenses to our directors and officers and we are permitted to, and currently intend to, carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and officers.

Item 16.	Exhibits.

Exhibit Number	Description
3.1	Fifth Amended and Restated Certificate of Incorporation, effective as of November 2, 2020 (filed with the SEC as Exhibit 3.1 to the Company’s Form 8-K filed on November 2, 2020 and incorporated herein by reference)

3.2	Amended and Restated Bylaws, effective as of November 2, 2020 (filed with the SEC as Exhibit 3.2 to the Company’s Form 8-K filed November 2, 2020 and incorporated herein by reference)

4.1	Indenture, dated as of August 16, 2016, by and among Leslie’s Poolmart, Inc., Leslie’s Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as Trustee (filed with the SEC as Exhibit 4.1 to the Company’s Form S-1/A filed October 22, 2020 and incorporated herein by reference)

4.2	First Supplemental Indenture, dated as of October 26, 2016, by and among Leslie’s Poolmart, Inc., Leslie’s Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as Trustee (filed with the SEC as Exhibit 4.2 to the Company’s Form S-1/A filed October 22, 2020 and incorporated herein by reference)

4.3	Second Supplemental Indenture, dated as of February 3, 2017, by and among Leslie’s Poolmart, Inc., Leslie’s Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as Trustee (filed with the SEC as Exhibit 4.3 to the Company’s Form S-1/A filed October 22, 2020 and incorporated herein by reference)

4.4	Form of Registration Rights and Lock-up Agreement between Leslie’s, Inc., Bubbles Investor Aggregator, L.P., Explorer Investment Pte. Ltd. and certain other investors (executed as of November 2, 2020 and filed with the SEC as Exhibit 4.4 to the Company’s Form S-1/A filed October 28, 2020 and incorporated herein by reference)

4.5	First Amendment to Registration Rights and Lock-up Agreement between Leslie’s, Inc. and Bubbles Investor Aggregator, L.P. (filed with the SEC as Exhibit 4.5 to the Company’s Form S-1 filed on February 8, 2021 and incorporated herein by reference)

4.6	Second Amendment to Registration Rights and Lock-up Agreement between Leslie’s, Inc. and Bubbles Investor Aggregator (filed with the SEC as Exhibit 4.6 to the Company’s Form S-1 filed on June 7, 2021 and incorporated herein by reference)

Exhibit Number	Description

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Form of Indemnification Agreement between Leslie’s, Inc. and its directors and officers (filed with the SEC as Exhibit 10.1 to the Company’s Form S-1/A filed October 26, 2020 and incorporated herein by reference)

21.1	Subsidiaries of Registrant (filed with the SEC as Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed December 23, 2020 and incorporated herein by reference)

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.3*	Consent of P.K. Data, Inc.

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on November 15, 2021.

LESLIE’S, INC.

By:	/s/ Michael R. Egeck
Name: Michael R. Egeck Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Weddell and Brad A. Gazaway, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven L. Ortega Steven L. Ortega	Chairman	November 15, 2021

/s/ Michael R. Egeck Michael R. Egeck	Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2021

/s/ Steven M. Weddell Steven M. Weddell	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 15, 2021

/s/ Yolanda Daniel Yolanda Daniel	Director	November 15, 2021

/s/ Jodeen Kozlak Jodeen Kozlak	Director	November 15, 2021

/s/ Eric Kufel Eric Kufel	Director	November 15, 2021

/s/ Marc Magliacano Marc Magliacano	Director	November 15, 2021

/s/ Susan O’Farrell Susan O’Farrell	Director	November 15, 2021

Signature	Title	Date

/s/ James R. Ray, Jr. James R. Ray, Jr.	Director	November 15, 2021

/s/ John Strain John Strain	Director	November 15, 2021